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                                                                     EXHIBIT 5.1

                [LETTERHEAD OF SHARTSIS, FRIESE & GINSBURG LLP]

                                  June 9,1998


SyQuest Technology, Inc.
47071 Bayside Parkway
Fremont, CA  94538

     Re:  Syquest Technology, Inc.
          Registration Statement on Form S-3

Dear Ladies and Gentlemen:

     We are counsel for SyQuest Technology, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-3, under the Securities Act of 1933, as amended (the "Registration Statement"), to be filed with the Securities and Exchange Commission, relating to 44,709,490 shares of Common Stock, par value $0.0001 per share of the Company (the "Common Stock"). It is our opinion that the shares of Common Stock to be offered and sold pursuant to the Registration Statement, as issued, or when issued on the conversion of or in lieu of payment of cash dividends on certain shares of the Company's Preferred Stock or the exercise of certain warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 of the Registration Statement.

                                 Sincerely yours,

                                 SHARTSIS, FRIESE & GINSBURG LLP


                                 By   /s/ Robert C. Friese
                                      Robert C. Friese